EXHIBIT 99.1

Contact:	Richard A. Lechleiter

Executive Vice President and

Chief Financial Officer

(502) 596-7734

KINDRED HEALTHCARE AMENDS SENIOR CREDIT FACILITIES TO INCREASE

BORROWING CAPACITY AND IMPROVE FINANCIAL FLEXIBILITY

Maturity of Revolving Credit Facility Extended for Two Years to 2018

LOUISVILLE, Ky. (August 21, 2013) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced that it has successfully completed amendments to its $750 million senior secured asset-based revolving credit facility (the “ABL Facility”) and its $785.5 million senior secured term loan facility (the “Term Loan”) to increase its borrowing capacity and improve its financial flexibility. The amendments include, among other things, the following changes:

•	Refreshing the option to increase the credit capacity in the aggregate between the ABL Facility and the Term Loan by $250 million,

•	Establishing the option to further increase the credit capacity between the ABL Facility and the Term Loan upon satisfaction of a secured leverage ratio,

•	Extending the maturity of the ABL Facility by two years to June 2018,

•	Eliminating the annual and cumulative limitations on acquisitions,

•	Raising to $150 million the Company’s ability to pay cash dividends, buy back stock and make other restricted payments, and

•	Easing the restrictions on the Company’s ability to make investments and enter into other joint venture arrangements.

The interest rate pricing levels were not changed in connection with the amendments.

Paul J. Diaz, Chief Executive Officer of the Company, commented, “The improved financial flexibility provided by our revised Credit Agreements adds further momentum to our strategy of expanding our continuum of post-acute care services in our key Integrated Care Markets. This enhanced credit capacity, along with the expected proceeds from our planned asset sales, creates significant capital resources to expand our Integrated Care Markets and acquire additional home health and hospice operations, while still returning capital to our shareholders through a dividend. I want to extend my special thanks to Rich Lechleiter, our Chief Financial Officer, and Hank Robinson, our Treasurer, for their work in achieving this major credit expansion and significant improvement in our future financial flexibility.”

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680 South Fourth Street Louisville, Kentucky 40202

502.596.7300 www.kindredhealthcare.com

Kindred Healthcare Amends Senior Credit Facilities to Increase Borrowing Capacity and

Improve Financial Flexibility

August 21, 2013

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $6 billion and approximately 72,000 employees in 46 states. At June 30, 2013, Kindred through its subsidiaries provided healthcare services in 2,167 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 169 nursing centers, 24 sub-acute units, 105 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,644 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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